Exhibit 3.2

EXECUTION VERSION

AMENDMENT TO THE AMENDED AND RESTATED

SHAREHOLDER AGREEMENT

This AMENDMENT TO THE AMENDED AND RESTATED SHAREHOLDER AGREEMENT is entered into as of this 23rd day of January 2018 (this “Amendment”), between Grupo Villar Mir, S.A.U., a public limited company (sociedad anónima) incorporated under the laws of Spain (“Grupo VM”), and Ferroglobe PLC, a public limited company incorporated under the laws of England (“Holdco”).  Each of Grupo VM and Holdco is sometimes referred to herein as a “Party” or collectively as the “Parties”.

RECITALS:

WHEREAS the Parties entered into an Amended and Restated Shareholder Agreement, dated as of November 21, 2017 (the “Shareholder Agreement”); and

WHEREAS the Parties desire to amend the Shareholder Agreement as set forth herein;

NOW, THEREFORE, the Parties agree as follows:

1.    Amendment.  Section 6.02(c) of the Shareholder Agreement is hereby amended by adding new language to the end thereof, as follows:

“provided,  however, that in the event of a Transfer of Shares by a bona fide pledgee that is entitled to rely on Rule 144 under the Securities Act to publicly offer and sell such Shares without restriction under the Securities Act, such pledgee may rely on this clause (c) to Transfer such Shares with or without a registration statement if (x) such Transfer is for cash and effected on a securities exchange, or (y) such Transfer would be permitted under clause (e) below if the reference therein to “privately-negotiated” was omitted, the reference therein to “10%” was a reference to 15% and the references therein to “Grupo VM” were references to such pledgee, or (z) such Transfer is made with Holdco’s consent;”

2.    Effect of Amendment.  This Amendment shall not constitute a waiver, amendment or modification of any other provision of the Shareholder Agreement not expressly referred to in Section 1 of this Amendment.  Except as specifically modified and amended hereby, the Shareholder Agreement shall remain unchanged and in full force and effect.   References to the date of the Shareholder Agreement, and references to the “date hereof”, “the date of this Agreement” or words of similar meaning in the Shareholder Agreement shall continue to refer to November 21, 2017.

3.    Miscellaneous.  The provisions of Sections 8.03 (Notices), 8.05 (Entire Agreement; Amendments and Waivers), 8.06 (Assignment), 8.07 (Parties in Interest), 8.09 (Governing Law; Consent to Jurisdiction), and 8.10 (Counterparts) of the Shareholder Agreement shall apply to this Amendment, mutatis mutandis, as though fully set forth herein.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed by its respective officers thereunto duly authorized on the date first above written.

GRUPO VILLAR MIR, S.A.U.,

by
/s/ Manuel Garrido
Name: Manuel Garrido
Title: CFO

FERROGLOBE PLC,

by
/s/ Pedro Larrea Paguaga
Name: Pedro Larrea Paguaga
Title: CEO

[Signature Page to the Amendment to the Shareholder Agreement]